UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 17, 2008

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Opus Parkway, Suite 300, Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (952) 487-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           As disclosed by Vital Images, Inc. (the “Company”) in a Current Report on Form 8-K filed on January 9, 2008 with the Securities and Exchange Commission, Jay D. Miller resigned as President and Chief Executive Officer of the Company on January 9, 2008.  In connection with Mr. Miller’s resignation from the Company, on January 17, 2008, the Company entered into a Separation and Non-Compete Agreement (the “Agreement”) with Mr. Miller providing for the following:

Continuing Services.  Mr. Miller will remain on the Company’s payroll at his current rate of base salary through January 31, 2008 and at a reduced rate through May 15, 2008 (the “Separation Date”) to provide transition services as reasonably requested by Michael H. Carrel, the Company’s President and Chief Executive Officer.  Mr. Miller also will continue to serve on the Company’s Board of Directors until the earlier of the shareholders’ meeting of the Company which is currently scheduled to be held in May 2008 or May 15, 2008.

Severance Pay.  Mr. Miller is entitled to a severance payment in the amount of $500,000.00, less applicable taxes and withholdings, payable in a lump sum on the first day of the seventh month following the Separation Date.

Medical Insurance Benefits.  The Company, pursuant to federal and state law, will provide, for a period of 18 months following the Separation Date (“COBRA Period”), a continuation of the group medical and dental insurance coverage on the same basis as it was previously provided to Mr. Miller by the Company.  In addition, through the earlier of Mr. Miller’s participation in equivalent group medical and dental insurance benefits with a new employer or November 30, 2009 (the “Suspension Period”), the Company will pay that portion of the premium for group medical and dental insurance that it paid during Mr. Miller’s employment.  At the end of the Suspension Period,  the Company will pay Mr. Miller an additional severance payment, less applicable taxes and withholdings, in an amount equal to the aggregate of six months of the Company’s portion of the monthly premium for group medical and dental insurance for Employee as of the expiration of the COBRA Period.

Stock Options.  The Company will extend the Mr. Miller’s time period to exercise his options that are vested as of May 15, 2008 until the earlier of May 15, 2011 or the expiration of the term of the option.  As of January 17, 2008, Mr. Miller holds outstanding options to purchase 352,000 shares of common stock of the Company, of which 308,540 are projected to be vested as of May 15, 2011, less any amount Mr. Miller exercises before such date.

Non Compete Clause.  Mr. Miller has agreed, for 18 months after the Separation Date, not to become employed by or connected with any person or entity which manufactures, sells, solicits, offers or provides products and services similar to or the same as those offered by the Company to its customers involving advanced medical visualization and analysis software technologies beyond MIP (Minimum Intensity Projection) and MPR (Multi Planar Reformation) that allow for analysis, manipulation, and distribution of images, such as radiological studies, in two, three and four dimensions.  Mr. Miller also has agreed not to, directly or indirectly, solicit customers of the Company or solicit employees of the Company for 18 months following the Separation Date.

Other Terms.  The Agreement contains mutual releases and indemnification provisions, as well as a confidentiality provision binding on Mr. Miller.  As provided by applicable law, by giving written notice to the Company, Mr. Miller may cancel his release of the Company within seven calendar days of signing the Agreement with respect to claims arising under the Age Discrimination in Employment Act and may cancel his release of the Company within 15 calendar days of signing the Agreement with respect to claims arising under the Minnesota Human Rights Act.  If Mr. Miller exercises his right of cancellation, the Company will have the right, by written notice to Mr. Miller, to terminate the Agreement.  Under the Agreement, Mr. Miller has affirmed the work-for-hire clause contained in his Employment Agreement.  Except for the work-for-hire clause, the Agreement terminates Mr. Miller’s Employment Agreement and also terminates his Change in Control Agreement with the Company.

The foregoing is a summary description of the terms of the Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Images, Inc.

Date: January 18, 2008.

	By	/s/ Peter J. Goepfrich
Peter J. Goepfrich
Chief Financial Officer (Principal Financial Officer)